Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is effective as of January 27, 2022 (the “Effective Date”) by and between Kiromic Biopharma, Inc., a Delaware corporation (the “Company”), and Mr. Pietro Bersani (the “Executive”). Throughout the remainder of the Agreement, the Company and Executive may be individually referred to as a “Party” or collectively referred to as “the Parties.”

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Executive, and the Executive desires to accept employment with the Company, upon the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, hereby agree as follows:

1.Employment.  As of the Effective Date, the Company hereby employs the Executive and the Executive hereby accepts employment as the Interim Chief Executive Officer (“iCEO”) of the Company upon the terms and conditions of this Agreement.  The Executive shall report to the Board of Directors of the Company (the “Board”). Prior to the Effective Date, Executive served as a member of the Board and, notwithstanding this Agreement, Executive shall continue to serve as a member of the Board.
2.Duties.
(a)The Executive shall faithfully perform all duties of the Company related to the position held by the Executive, including but not limited to all duties set forth in this Agreement and all additional duties that are prescribed from time to time by the Board and in all cases such duties shall be consistent with the position of a Chief Executive Officer of a publicly traded company having similar characteristics to the Company.  The Executive shall devote substantially all of the Executive’s business time to the performance of the Executive’s duties and responsibilities on behalf of the Company, except, subject to the Executive’s obligations hereunder, Executive shall also be permitted to make personal investments, perform reasonable volunteer services and, with the written prior consent of the Company, serve on outside boards of

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directors for non-profit or for profit corporations and engage in other business activities. In this regard, the Company hereby consents to Executive engaging in the following outside activities: (i) serve as an officer of 3World Capital, LLC and (ii) occasionally serve as a consultant to startup projects (e.g., pitch preparation, support for capital raise, etc.). The Executive shall comply in all material respects with all applicable written Company policies, standards, rules and regulations (the “Company Policies”) and all government laws, rules and regulations applicable to the Company’s business that are now or hereafter in effect.  The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.
(b)Executive shall work remotely from Houston Texas (the company’s headquarters) and his residence in New York, New York, subject to reasonable business travel.
3.Term.  Executive’s employment hereunder shall commence on the Effective Date and continue for a one-year period thereafter (the “Initial Term”), subject to earlier termination exclusively as provided for in Section 5 below. The Company and Executive may mutually agree to extend the Term prior to its expiration (such extension of the Initial Term being the “Extended Term”). As used herein, the “Employment Period” means the period of the Executive’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for the Executive’s termination of employment hereunder).
4.Compensation.  During the Employment Period, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings and deductions):
(a)Base Salary.  Executive shall be paid a gross base annual salary in the amount of $550,000 which shall be payable in accordance with the then-current payroll schedule of the Company (the “Base Salary”).  The payment to the Executive will be net of the Executive’s personal applicable withholdings and deductions.
(b)2022 Performance Bonus.  Executive shall be eligible to receive a performance-based cash bonus of up to 50% of the Base Salary to be determined by the Board in its good faith discretion based on the achievement of metrics or goals approved by the Board’s Compensation Committee (the “Compensation Committee”) for fiscal year 2022 (the “Performance Bonus”).   The Performance Bonus shall be pro-rated for the portion of 2022 during which Executive is employed. If Executive is employed hereunder for at least five months, the minimum amount of the Performance Bonus shall be $150,000. Any bonus earned hereunder shall be paid no later than 2.5 months after the end of the calendar year in which it is earned.
(c)Sign-On Bonus. Executive shall receive a sign-on, net of applicable withholdings and deductions, in the amount of $50,000 bonus (the “Sign-On Bonus”). Such Sign-On Bonus shall be paid in a lump sum on the first payroll date that is practicable after the Parties’ full execution and delivery of this Agreement.
(d)Equity. Within 10 business days following the Effective Date, Executive shall receive a grant (the “RSU Grant”) of restricted stock units for the right to receive the

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number of shares of the Company’s common stock with an aggregate value of $600,000 based on the fair market value of the Company’s common stock as of the Effective Date (“RSUs”). During the Initial Term, one twelfth of the RSUs shall vest on each month anniversary of the Effective Date, provided Executive is employed on such vesting date. The RSUs shall vest pro-rata for such monthly period during which Executive’s employment hereunder is terminated based on the portion of such monthly period Executive was employed by the Company. Within 15 days after the Parties’ full execution of this Agreement, the Compensation Committee and Executive will agree to an award of stock options to purchase the Company’s common stock, with an exercise price of fair market value at the time of the grant, based on the achievement of certain Company performance milestones (the “Milestone Option Grants”). The Milestone Option Grants will vest immediately upon the achievement of the milestones. The foregoing and any other equity awards by the Company to Executive shall be subject to the terms and conditions of any equity plan or program adopted or approved by the Board, and the applicable award agreement.
(e)Benefits. The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents; provided that the Executive meets the eligibility requirements thereof.  All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.
(f)Paid Time Off.  The Executive shall be entitled to four weeks of annual paid time off (“PTO”) to be taken in accordance with the Company’s standard PTO policies.
(g)Business Expenses.  The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy for senior executives as in effect from time to time. In addition, Executive shall be entitled to reimbursement of (i) air travel between New York and Houston up to two weekends per month in business class or equivalent, (ii) related taxi or other ground transportation expenses, and (iii) reasonable hotel/lodging expenses for travel to locations other than New York, New York or Houston, Texas. Notwithstanding the foregoing, the Company will make a reimbursement only if the corresponding expense is incurred during the term of this Agreement. Each reimbursement shall be made in accordance with the Company’s expense reimbursement policy. The Company shall lease or otherwise provide a corporate apartment in Houston, Texas for use by Executive.
(h)Reimbursement of Attorneys’ Fees. The Company will reimburse Executive for his reasonable attorneys’ fees incurred in connection with the negotiation of and entry into this Agreement. Additionally, to the extent that Executive reasonably incurs or is expected to reasonably incur attorneys’ fees in connection with Executive’s role as iCEO that are not otherwise reimbursable hereunder, under any indemnification agreement or provision, or otherwise, upon request by Executive, the Board will consider reimbursing, paying and/or advancing such attorneys’ fees up to a reasonable amount approved by the Board. Any amount to be reimbursed or paid under this Section 4(h) shall be paid within thirty (30) days of Executive’s

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submission of acceptable documentation of such fees. Executive shall be solely responsible for all taxes, if any, associated with payments made under this Section 4(h).
5.Termination.  This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:
(a)Termination by the Executive.  Prior the end of the Term, the Executive may terminate this Agreement and Executive’s employment by the Company:
(i)for “Good Reason” (as defined herein).  For purposes of this Agreement, “Good Reason” shall mean, the existence, without the consent of the Executive, of any of the following events: (A) the Executive’s duties and responsibilities are substantially reduced or diminished; (B) the Executive’s base salary is materially reduced from the level prior to such reduction, except for an across-the-board reduction in base salary for all executive officers, (C) the Company materially breaches its obligations under this Agreement; or (D) the Executive’s place of employment is relocated outside of the Company’s Houston headquarters.  In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason”, the Executive must (X) inform the Company in writing of the existence of the event within 90 days of the initial existence of the event, after which date the Company shall have no less than 30 days to cure the event which otherwise would constitute “Good Reason” hereunder and, if such event is uncured, (Y) the Executive must terminate employment with the Company for such “Good Reason,” on at least 10 days’ prior written notice, no later than 30 days after the end of the aforementioned 30-day cure period.
(ii)Other than for Good Reason 30 days after written notice to the Company.
(b)Termination by the Company.  Prior to the end of the Term, the Company may terminate this Agreement and the Executive’s employment by the Company upon notice to the Executive (or personal representative):
(i)at any time and for any reason with or without consent of Executive;
(ii)upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death;
(iii)if the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement.  For purposes of this Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that:  (A) the Executive is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than 180 calendar

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days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that the Executive will be able, within 180 calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Agreement; or
(iv)for cause” (as defined herein).  “For cause” shall be determined by the Company and shall mean:
A.Any material breach of the terms of this Agreement by the Executive or the material and deliberate failure of the Executive to diligently perform the Executive’s duties for the Company; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)A and a period of ten (10) business days in which to cure such grounds;
B.The Executive’s unauthorized use of the Company’s tangible or intangible property (excluding incidental use) that results (or would be reasonably likely to result) in material harm to the Company, or Executive’s material breach of the Proprietary Information Agreement (as defined herein) or any other similar written agreement between Executive and the Company regarding confidentiality, intellectual property rights, non-competition or non-solicitation; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)B and a period of ten (10) business days in which to cure such grounds;
C.Any material failure to comply with applicable material Company Policies, government laws, rules and regulations applicable to the Company’s business and/or directives of the Board consistent with Executive’s position; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)C and a period of ten (10) business days in which to cure such grounds;
D.The Executive’s use of illegal drugs or any illegal substance, or the Executive’s use of alcohol, in any case, in any manner that materially interferes with the performance of the Executive’s duties under this Agreement; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)D and a period of ten (10) business days in which to cure such grounds;
E.Any action taken by the Executive in bad faith which is materially detrimental to the interest and well-being of the Company, including, without limitation, material harm to its reputation; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)E and a period of ten (10) business days in which to cure such grounds; or
F.The Executive’s failure to fully disclose any material conflict of interest that the Executive may have with the Company in a transaction between the

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Company and any third Party which is materially detrimental to the interest and well-being of the Company; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)F and a period of ten (10) business days in which to cure such grounds.
(c)Obligations of the Company Upon Termination.
(i)Upon the termination of this Agreement: (A) by the Executive pursuant to Section 5(a)(ii) above; or (B) by the Company pursuant to Sections 5(b)(ii), 5(b)(iii) or 5(b)(iv) above the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive through the date of such termination (including the Performance Bonus), all of which shall be paid on or before the Company’s next regularly scheduled payday unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount is calculable (provided that in the case of a termination by the Company pursuant to Sections 5(b)(ii) or 5(b)(iii) above, then all unvested RSUs and stock options will all vest upon the Termination Date and the time for the Executive to exercise all options granted and vested shall be equal to the term of the option (the “Termination Options”).
(ii)Upon termination of this Agreement:  (A) by the Executive pursuant to Section 5(a)(i) above; or (B) by the Company pursuant to Section 5(b)(i) above and provided that the Executive first executes and does not revoke a release agreement within the time period then-specified by the Company but in any event no later than sixty (60) days after the date of termination (the “Release”):  (1) the Company shall pay the Executive (less all applicable withholdings and deductions) an amount equal to Executive’s then-current Base Salary for the Severance Period (defined below) payable in the form of salary continuation in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company the Release and the revocation period for the Release has expired without revocation (with the first payment to include a catchup for any amounts that would have been paid had the Release been effective on the termination date); (2) conditioned on Executive’s proper and timely election to continue the Company’s health insurance benefits under COBRA, or under applicable state law, reimbursement of the additional costs incurred by Executive for continuing such benefits at the same level in which Executive participated prior to the date Executive’s employment terminated  for the shorter of (a) eighteen (18) months from the date of termination or (b) until the Executive obtains reasonably comparable coverage, with such reimbursements to begin at the same time as severance pay set forth in this Section 5(c)(ii); (3)  all unvested stock options, restricted stock units and other stock-based awards granted to Executive in connection with his employment hereunder, including the RSUs, shall become immediately vested and exercisable (if applicable) and with respect to restricted stock units and similar awards shall be settled within 30 days after the termination date; and (4) Executive shall be entitled to receive his annual bonus for the year of termination as determined by the Board pursuant to the terms of Section 4(b) above (to be paid at the same time such bonus would have been paid if no such termination had occurred). As used herein, the “Severance Period” means (i) six (6) months if Executive is employed hereunder for less than or equal to one month; (ii) five (5) months if Executive is employed hereunder for more than one month, but less than or

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equal to two months; and (iii) four (4) months if Executive is employed hereunder for more than two months.
(d)Resignation as Officer and Director. Upon termination of this Agreement and the Executive’s employment hereunder for any reason other than for Cause, the Executive shall be deemed to have resigned from all positions as an officer of the Company but not from his position as a director on the Board. If the Agreement is terminated by the Company for Cause, the Executive shall be deemed to have resigned from all offices and positions the Executive may hold with the Company at such time including without limitation Board membership and/or positions as an officer of the Company.
6.Proprietary Information Agreement.  Employment hereunder is conditioned on the Parties entering into simultaneously herewith the Company’s standard Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”), a copy of which is annexed hereto as Exhibit A. The terms of the Proprietary Information Agreement and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation between the Company and the Executive, are hereby incorporated by reference and are a material part of this Agreement.
7.Representations and Warranties.
(a)The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company.  The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.
(b)The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive’s responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.
8.Indemnification.  Employment hereunder is conditioned on the Parties entering into simultaneously herewith the Indemnification Agreement that is annexed hereto as Exhibit B. Executive will be entitled to indemnification under the Company’s Directors and Officers insurance policy during his employment with the Company and for the six (6) year period thereafter on terms no less favorable than any other officer of the Company.
9.Notices.  All notices, requests, consents, approvals, and other communications to, upon, and between the Parties shall be in writing and shall be deemed to have been given, delivered, made, and received when:  (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via

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facsimile or other similar device to the attention of the Company President with receipt acknowledged; or (d) three days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed

If to the Company,

Kiromic Biopharma, Inc.
7707 Fannin Street, Suite 140
Houston, TX 77054
Attn: CFO, COO

If to Executive:

Pietro Bersani
2061 Narragansett, Unit 2

Bronx, New York 10461

Email: pietrobersani@b2bcfo.com

10.Effect.  This Agreement may be assigned by the Company to its successors in interests.  This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and Executive’s personal representatives.
11.Entire Agreement.  This Agreement and the Proprietary Information Agreement and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation constitute the entire agreement between the Parties with respect to the matters set forth herein and supersede all prior agreements and understandings between the Parties with respect to the same.
12.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.
13.Amendment and Waiver.  A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement. No provision of this Agreement may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the Parties.
14.Section 409A Matters.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”).  To the extent that there is any ambiguity as to whether this Agreement (or any of its provisions) contravenes one or more requirements of Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation.  Without limiting the generality of the above:
(a)For clarity, the severance benefits specified in this Agreement (the “Severance Benefits”) are only payable upon a “separation from service” as defined in Section 409A.  The Severance Benefits shall be deemed to be series of separate payments, with each installment being treated as a separate payment.  The time and form of payment of any

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compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.
(b)To the extent this Agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Executive’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.
(c)To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an “involuntary separation from service” under Section 409A, if all conditions necessary to establish the Executive’s entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the first calendar year following the calendar year in which the Executive’s employment terminated unless another time period is applicable.  To the extent required by Section 409A, any portion of the severance benefits payable to Executive under Section 5(c)(ii) above that are contingent on the Executive’s execution and non-revocation of the Release and that could be paid in the calendar year in which Executive terminates employment or in the immediately following calendar year, depending on when the Release becomes effective shall be paid on the first payroll date in such immediately following calendar year to the extent required by Section 409A or such later date required by Section 5(c)(ii) above (with all remaining payments of such severance benefits to be paid as if no such delay had occurred).
(d)If the Executive is a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of Employee’s “separation from service” as defined in Section 409A, or (ii) the date of Employee’s death.  Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Agreement.
(e)The Company makes no representation that this Agreement will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying.
15.Governing Law; Consent to Jurisdiction.  This Agreement shall be construed, interpreted, and governed in accordance with and by Texas law and the applicable provisions of federal law (“Applicable Federal Law”).  Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of Texas, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any Texas conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in Houston, Texas have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

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16.Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including signed counterparts) may be used in lieu of the originals for any purpose.
17.Headings.  The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PIETRO BERSANI By:/s/ Pietro Bersani Pietro Bersani	KIROMIC BIOPHARMA INC. By:/s/ Michael Nagel Name: Michael Nagel Title: Chairperson of the Board of Directors

[Signature page for Executive Employment Agreement.]

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